Exhibit 1

POWER OF ATTORNEY

We, the undersigned trustees of GMO Trust, a Massachusetts business trust, hereby severally constitute and appoint each of Douglas Y. Charton, Meta S. David and Megan Bunting singly, our true and lawful attorney, with full power to him/her to sign for each of us, and in each of our names and in the capacities indicated below, the Registration Statement of GMO Trust on Form N-1A and any and all amendments thereto (including pre- and post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney full power and authority to do and perform each and every act and thing requisite or necessary to be done in the premises, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorney lawfully could do or cause to be done by virtue hereof. This document supersedes and revokes any prior Power of Attorney executed by any of us in our capacities as trustee of GMO Trust.

Witness each of our hands on the date set forth below.

Signature	Title	Date

/s/ Paul Braverman Paul Braverman	Trustee	November 17, 2015

/s/ Donald W. Glazer Donald W. Glazer	Trustee	November 17, 2015

/s/ J.B. Kittredge J.B. Kittredge	Trustee	November 17, 2015

/s/ Peter Tufano Peter Tufano	Trustee	November 17, 2015